Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(7)

(Form Type)

MindMed (Mind Medicine) Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Fees to Be Paid	Equity	Common Shares, without par value	Other	8,000,000	5.24(3)	$41,920,000.00	$0.0001531	$6,417.95
	Total Offering Amounts				-	$41,920,000.00	-	$6,417.95
	Total Fees Previously Paid				-	-	-	-
	Net Fee Due				-	-	-	$6,417.95

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby an indeterminate number of additional common shares, without par value, of the Registrant (the “Common Shares”) as may be issued or issuable resulting from share splits, share dividends or similar transactions.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-280548), filed on June 28, 2024, other than in connection with $150,000,000 of Common Shares that may be issued and sold from time to time under the prospectus supplement included therein.

(3)	Estimated solely for the purpose of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high ($5.44) and low ($5.03) prices of a Common Share as reported on Nasdaq on October 11, 2024, which is within five business days prior to filing this prospectus supplement.